Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release
COMSTOCK RESOURCES, INC. CLOSES
$118 MILLION IN ACQUISITIONS

FRISCO, TEXAS, December 23, 2013 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced that it has closed the previously announced acquisitions of oil and gas properties in East Texas for $66.7 million and in Mississippi and Louisiana for $51.5 million.  The East Texas acquisition includes one producing well and approximately 21,000 net acres which are prospective for oil in the Eagle Ford Shale formation.  The Mississippi and Louisiana acquisition includes approximately 51,000 net acres which are prospective for oil in the Tuscaloosa Marine shale formation.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.